Exhibit 99.1

NEWS RELEASE

FOR:	U S Liquids Inc.
CONTACT:	Cary Grossman
Chief Financial Officer
(281) 272-4507
cgrossman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. ANNOUNCES SALE OF BUSINESSES

     Houston, TX, July 21, 2003 — U S Liquids Inc. (AMEX: USL), a leading provider of liquid waste management services, announced today that it has signed a definitive agreement to sell its Oilfield Waste Division, its Beverage Division and its Romic Environmental Technologies business to ERP Environmental Services, Inc. (“ERP Environmental”), which is controlled by Three Cities Research, a private equity firm based in New York.

     ERP Environmental has agreed to pay $68.0 million to the Company, subject to adjustment based upon the net worth of the acquired businesses on the closing date. ERP Environmental has agreed to pay an additional $2.0 million to the Company for certain transition services to be provided by the Company during the six-month period following the closing. The net proceeds of the transaction will be used to pay transaction expenses and reduce the amount outstanding under the Company’s credit facility. The transaction, which is subject to customary closing conditions including regulatory approval, is expected to close on July 31, 2003.

     William M. DeArman, Chairman and Chief Executive Officer, commented, “This transaction will significantly improve our balance sheet and allow us to focus our resources on the remaining businesses operated by our Commercial and Industrial Wastewater Divisions. We will continue to explore all of our alternatives to further reduce our remaining indebtedness, including sales of assets, new debt financing, or the issuance of common stock or other securities.”

     Three Cities Research and its affiliates are primarily engaged in making control investments in medium-sized companies where its investment can lead to meaningful, positive influence on the future direction of the enterprise.

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility or obtain alternative financing; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on our customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining of governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations, and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

     Headquartered in Houston, Texas, U S Liquids is a leading provider of liquid waste management services. For more information, visit the Company’s web site at www.usliquids.com.